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INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR

1100 COMMERCE STREET
DALLAS, TX 75242

                                                 Employer Identification Number:
Date: APR 13, 1988                                  86-0445468
                                                 File Folder Number:
                                                    860000569
BURR BROWN CORPORATION                           Person to Contact:
POST OFFICE BOX 11400                               EP TECHNICAL ASSISTOR-18
TUCSON, AZ 85734                                 Contact Telephone Number:
                                                    (214) 767-1204
                                                 Plan Name:
                                                  BURR BROWN CORPORATION FUTURE
                                                  INVESTMENT TRUST
                                                 Plan Number: 001


Dear Applicant


        Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

        Continued qualification of the plan will depend on its effect in operation under its present form. (See section 1.401-1(b)(3) of the Income Tax Regulations). The status of the plan in operation will be reviewed periodically.

        The enclosed document describes the impact of Notice 86-13 and some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operation of the plan may affect a favorable determination letter, and contains information about filing requirements.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your or your representative's letter dated 4-4-88. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        Your plan does not provide for contributions on behalf of participants not employed on the allocation date. The provision may, in operation, discriminate in favor of employees who are stockholders, officers or highly compensated. If this discrimination occurs, your plan will not remain qualified. (See Rev. Rul. 76-250, 1976-2 C.B. 124.)

        This determination letter is applicable for the amendment(s) adopted on 1-29-87.






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                                      -2-

BURR BROWN CORPORATION


        The cash or deferred arrangement meets the requirements of section 401(k) as interpreted by the proposed regulations.

        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,



                                        Glenn Cagle
                                        District Director


Enclosures:
Publication 794
OPWBP 515
Addendum




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BURR BROWN CORPORATION


This letter also applies to the members of the controlled group who have adopted the plan.